Exhibit (e)(47)

[LOGO OF RIBAPHARM]

	3300 Hyland Avenue	Telephone: (714) 427-6236
CONTACTS:	Costa Mesa, California 92626	Fax: (714) 641-7215
Arthur Crozier (Investor inquiries)
Innisfree M&A Incorporated
212-750-5837
acrozier@innisfreema.com

Jennifer Barfoot (Media inquiries)
Hill & Knowlton
323-966-5786
jbarfoot@hillandknowlton.com

Ribapharm Board Responds to Filing of Complaint by ICN

COSTA MESA, Calif., June 26, 2003 – Ribapharm Inc. (NYSE: RNA) today expressed its disappointment to learn that ICN Pharmaceuticals, Inc. (NYSE: ICN) filed suit yesterday against Ribapharm and all but one of its directors in the Court of Chancery for the State of Delaware. The litigation challenges the adoption by Ribapharm of a stockholder rights plan which Ribapharm announced on June 23, 2003, and alleges both breach of contract on the part of Ribapharm and breach of fiduciary duty on the part of the directors named.

Daniel J. Paracka, Chairman of the Board of Ribapharm, stated “As we previously indicated, the stockholder rights plan is intended to preserve for the public stockholders of Ribapharm the long-term value of Ribapharm in the face of ICN’s current unsolicited offer and any other offer that the Ribapharm Board determines is inadequate.”

Mr. Paracka continued: “In adopting the rights plan, the Board fully considered each of the issues identified in the ICN complaint. We view the ICN action as being entirely without merit and we fully expect to prevail. We reiterate our position that ICN’s tender offer is inadequate and not in the best interests of Ribapharm or its public stockholders and we recommend that Ribapharm’s public stockholders reject ICN’s unsolicited offer and not tender their shares. We have indicated to ICN a willingness to sit with them and consider alternatives.”

About Ribapharm

Ribapharm is a biopharmaceutical company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas.

Where to Find More Information

In connection with ICN’s unsolicited tender offer, Ribapharm has filed materials with the Securities and Exchange Commission, including a solicitation/recommendation statement on Schedule 14D-9. STOCKHOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors can obtain a free copy of the solicitation/recommendation statement and other materials filed by Ribapharm with the Securities and Exchange Commission at the SEC’s Web site at http://www.sec.gov.

In addition, these materials may be obtained for free from Ribapharm by directing a request to Innisfree M&A Incorporated at 888-750-5834, or via e-mail at info@innisfreema.com.

Safe Harbor

Certain matters in this press release may constitute forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact, are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements: a loss of or decrease in revenues from our license agreement with Schering-Plough; adverse changes in the Company’s relationship with our majority stockholder, ICN Pharmaceuticals, Inc.; the risk of potential claims against certain of the Company’s research compounds; the Company’s ability to successfully develop and commercialize future products; the limited protection afforded by the patents relating to ribavirin, and possibly on future drugs, techniques, processes or products the Company may develop or acquire; the results of lawsuits or the outcome of investigations pending against ICN Pharmaceuticals, Inc. and the Company; the Company’s potential product liability exposure and lack of any insurance coverage thereof; government regulation of the pharmaceutical industry (including review and approval for new pharmaceutical products by the FDA in the United States and comparable agencies in other countries); disruption to the Company’s business caused by ICN’s pending tender offer; the outcome of litigation regarding ICN’s unsolicited tender offer and Ribapharm’s stockholder rights plan; the effects of increased competition; and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission, including especially the Company’s annual report on Form 10-K for the year ended December 31, 2002. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.